EXHIBIT 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES THREE EXECUTIVE APPOINTMENTS

JOHN WESLEY HARDIN NAMED PRESIDENT, ELECTRONIC INSTRUMENTS

— Jeffrey A. Beck Named Senior Vice President — Aerospace and Defense—

— Tony J. Ciampitti Named Vice President and General Manager, Power Systems and Instruments—

Paoli, PA, July 24, 2008 — AMETEK, Inc. (NYSE: AME) today announced the appointment of John Wesley Hardin as President, Electronic Instruments. Mr. Hardin currently serves as Senior Vice President - Aerospace and Defense. Mr. Robert W. Chlebek, President, Electronic Instruments, has announced his intention to retire at the end of 2008 after eleven years of service in that role.

Mr. Hardin will be replaced by Jeffrey A. Beck, who currently serves as Vice President and General Manager of AMETEK’s Power Systems and Instruments Division. Tony J. Ciampitti, currently Division Vice President and Business Unit Manager of our Upstream Oil and Gas business unit, will replace Mr. Beck.

“It is my pleasure to announce the promotion of these three individuals as they take on greater management roles for the Company. We have been very focused on growing the talent base of the Company and these internal promotions demonstrate the depth of our management talent,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

Mr. Hermance commented, “I am pleased to announce Wes Hardin’s promotion to President, Electronic Instruments. Wes has done a truly outstanding job managing our
Aerospace and Defense business, and prior to that, our Heavy Vehicle business. His track record of success and knowledge of these businesses make Wes a perfect fit for his new position.”

“Wes will work with Bob Chlebek to transition responsibilities for AMETEK’s Aerospace and Defense business and our Power and Industrial instrumentation business prior to Bob’s planned retirement from AMETEK at the end of 2008,” added Mr. Hermance.

Mr. Hermance said, “Bob Chlebek has done an excellent job for AMETEK. He has been a key part of the growth and success of AMETEK over the last eleven years. On behalf of all of our colleagues, I want to thank him for his many contributions to the Company.”

Mr. Hardin joined AMETEK in 1998 as Director of Sales and Marketing for the Dixson Division. In May 2000 he was named Business Unit Manager for the Division’s Heavy

—MORE—

AMETEK ANNOUNCES THREE EXECUTIVE APPOINTMENTS

Vehicle business and in January 2001 was named Vice President and General Manager of the Dixson Division. In 2003, Mr. Hardin was named Vice President and General Manager – Aerospace and Defense and in 2004 was named a Senior Vice President.

Mr. Hardin holds a Bachelor’s of Science degree in Electrical Engineering from the University of Missouri, Columbia, and a Master’s of Business Administration degree from Webster University.

Jeffrey A. Beck named Senior Vice President – Aerospace and Defense

Jeffrey A. Beck has been named Senior Vice President – Aerospace and Defense, replacing Wes Hardin.

Mr. Hermance commented, “Since joining AMETEK, Jeff has led our Power Systems and Instruments business to sustained growth in sales and profitability, successfully combining organic growth, acquisitions and geographic expansion. He is well prepared to take on the new challenge of continuing the strong growth in our Aerospace business.”

Mr. Beck joined AMETEK in 2004 as Vice President and General Manager, Power Systems and Instruments Division. Prior to joining AMETEK, Mr. Beck was with Danaher Corporation, where he held a variety of sales and general management positions. His final position, prior to joining AMETEK, was President, Danaher Precision Systems Division.

Mr. Beck holds a Bachelor’s of Science degree in Mechanical Engineering from the New Jersey Institute of Technology and a Master’s of Business Administration degree from Boston University.

Tony J. Ciampitti named Vice President and General Manager, Power Systems and Instruments

Mr. Hermance continued, “I am also pleased to announce Tony Ciampitti’s promotion to Vice President and General Manager of our Power Systems and Instruments Division. Tony has done a great job managing the Upstream Oil and Gas Instruments Business Unit, and previously led our Power Instruments Business Unit. He is well prepared to take on this new challenge.”

Mr. Ciampitti joined AMETEK Process and Analytical Instruments Division in 1997 as a Technical Support Engineer and in 1998 was named a Regional Sales Manager. From 2000 to 2005, Mr. Ciampitti was part of the Power Instruments Business Unit, first as Director of Sales and Marketing and later as Business Manager. In 2005 he was named Division Vice President and Business Unit Manager for AMETEK’s Upstream Oil & Gas Business Unit. Prior to joining AMETEK, he was a Nuclear Field Engineer with Berthold Systems, Inc.

Mr. Ciampitti holds a Bachelor’s of Science degree in Electrical Engineering from the Pennsylvania State University and is a member of the Society of Petroleum Engineers.

—MORE—

AMETEK ANNOUNCES THREE EXECUTIVE APPOINTMENTS

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion, and New Products. Its objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

# # #